Exhibit 5


                                DAVID B. STOCKER
                                 Attorney at Law
                        Suite 234 Valley Commerce Center
                            4745 North Seventh Street
                             Phoenix, Arizona 85014
                            Telephone [602] 235-9080
                            Facsimile [602] 235-9040


                                  June 28, 2002


Board of Directors
PRACTICAL PLASTICS, INC.
1650 West Whitton Avenue
Phoenix, Arizona 85015

     Re: Practical Plastics, Inc. SB-2 Filing

Gentlemen:

     We have acted as counsel for Practical Plastics, Inc., a Nevada corporation (the "Company"), in connection with the issuance and sale of the 375,000 Shares described in the prospectus of the Company (the "Prospectus"), contained in the Registration Statement on Form SB-2 of the Company being filed contemporaneously herewith the United States Securities and Exchange Commission.

     In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Articles of Incorporation of the Company, as amended to date; (b) Bylaws of the Company, as amended to date; (c) Certificate from the Secretary of State of the State of Nevada, as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Nevada; (d) Share Certificate of the Company; (e) the Registration Statement and all exhibits thereto. In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada and has

Practical Plastics, Inc.
June 28, 2002
Page 2


full corporate power and authority to own its properties and conduct its business as described in the Registration Statement. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock. Proper corporate proceedings have been taken validly to authorize such capital stock and the 10,000,000 outstanding shares of common stock of such capital stock. These shares, including the 375,000 shares of Common Stock offered by the Company, when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

     I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under
Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.


                                        Very truly yours,

                                        /s/ David B. Stocker

                                        David B. Stocker